FORM OF RULE 12d1-4
FUND-OF-FUNDS INVESTMENT AGREEMENT
THIS FUND-OF-FUNDS INVESTMENT AGREEMENT (the “Agreement”), dated as of [date] (the “Effective Date”), is made by and between each registered open-end investment company (each, a “Registrant”), on behalf of each portfolio series of each such Registrant listed on Schedule A or Schedule B hereto, or if the relevant Registrant has no portfolio series, then the relevant Registrant (as applicable, each an “Acquiring Fund” or “Acquired Fund” pursuant to the applicable schedule), each severally and not jointly.
WHEREAS, each Registrant is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);
WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, and Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies[, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company];
WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Fund(s), to invest in shares of other registered investment companies, such as the Acquired Fund(s), in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and
WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;
NOW THEREFORE, in accordance with the Rule, the Acquiring Fund(s) and the Acquired Fund(s) desire to set forth the following terms pursuant to which the Acquiring Fund(s) may invest in the Acquired Fund(s) in reliance on the Rule and certain additional terms of investment as provided below.
1.
Terms of Investment.
(a)
In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i)
In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind in the sole discretion of the Acquired Fund (which discretion of the Acquired Fund shall include the selection of portfolio securities to distribute in kind), even where such Acquired Fund does not ordinarily satisfy redemption requests in kind (particularly in the case of Acquired Funds that are not exchange-traded funds).
(ii)
Timing/advance notice of redemptions.
1.
With respect to Enumerated Funds (as defined on Schedule B), the Acquiring Fund will use reasonable efforts to provide the applicable advanced notification specified in the 12d1-4 List (as defined below). Such notice shall be provided to the Acquired Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests, but in no event shall be less than seven days’ notice to the Acquired Fund(s). This provision shall only apply in connection with any investment made by an Acquiring Fund in an Acquired Fund in excess of the limits in Section 12(d)(1)(A)(i) of the 1940 Act. For the avoidance of doubt, in the instance where the Acquired Fund is an exchange-traded fund, the requirements of this paragraph (1) shall not apply to transactions in which an Acquiring Fund did not know or have reason to know that such transaction would result in a redemption transaction with the Acquired Fund (such as where an Acquiring Fund sells shares in the secondary market).
2.
The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.
(iii)
Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.
(b)
In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund or which is otherwise reasonably requested by the Acquiring Fund.
2.
Representations of the Acquired Funds.
In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.
3.
Representations of the Acquiring Funds.
(a)
In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.
(b)
An Acquiring Fund shall promptly notify an Acquired Fund:
i.
of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 3% or more of such Acquired Fund’s total outstanding voting stock immediately after such acquisition;
ii.
of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting stock immediately after such acquisition;
iii.
where an Acquiring Fund and its Advisory Group (as defined in the Rule), individually or in the aggregate, hold more than 25% of such Acquired Fund’s total outstanding voting stock immediately after such acquisition; and
iv.
if at any time an Acquiring Fund no longer holds voting securities of an Acquired Fund in excess of an amount noted in (i), (ii), and (iii) above.
(c)
Notwithstanding anything herein to the contrary, any Acquiring Fund that has an “affiliated person” (as defined under the 1940 Act) that is: (i) a broker-dealer, (ii) a broker-dealer or bank that borrows as part of a securities lending program, or (iii) a futures commission merchant or a swap dealer, will: (a) not make an investment in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting stock without prior approval from the Acquired Fund, which such prior approval shall not be unreasonably withheld, and (b) notify the Acquired Fund if any investment by the Acquiring Fund that complied with (a) at the time of purchase no longer complies.
(d)
The requirements set forth in Sections 3(b)(i), 3(b)(ii), and 3(c) shall not apply where the Acquiring Fund’s full portfolio is sub-advised by any affiliate of [Acquired Fund Sponsor/Adviser].

(e)
An Acquiring Fund shall provide an Acquired Fund with information regarding the amount of such Acquiring Fund’s investments in the Acquired Fund, and information regarding affiliates of the Acquiring Fund, upon the Acquired Fund’s reasonable request.
(f)
Each Acquiring Fund acknowledges that it may not rely on this Agreement to invest in the Ineligible Funds (as defined in Schedule B) and that the Enumerated Funds are subject to certain additional conditions described on the list of Ineligible Funds and Enumerated Funds (the “12d1-4 List”). Each Acquiring Fund acknowledges that the 12d1-4 List is available as described in Schedule B, and further acknowledges that it is an Acquiring Fund’s obligation to review the 12d1-4 List for any changes which may occur from time to time. The Acquired Fund shall provide no less than seven days’ notice to the Acquiring Fund regarding any changes to the 12d1-4 List.
4.
Indemnification.
(a)
Each Acquiring Fund agrees to hold harmless and indemnify each Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquiring Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to terms and conditions of this Agreement.
(b)
Each Acquired Fund agrees to hold harmless and indemnify an Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquired Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to terms and conditions of this Agreement.
(c)
Any liability pursuant to the forgoing provisions shall be several and not joint. In any action involving the parties under this Agreement, the parties agree to look solely to the individual series of the Acquiring Fund(s) or Acquired Fund(s) that is/are involved in the matter in controversy and not to any other series.

5.
Use of Name.
(a)
To the extent an Acquiring Fund refers to one or more Acquired Funds in any prospectus, statement of additional information or otherwise (but not in the financial statements of the Acquiring Fund when the Acquired Fund is listed as a holding), each Acquiring Fund agrees to:
i.
Refer to such Acquired Fund by its legal name, as used by such fund or its sponsor in applicable disclosures to the public, for example, the “[Acquired Fund Sponsor/Adviser] [Index Provider (when required)] [Acquired Fund]” (e.g., “[Acquired Fund Sponsor/Adviser] [Index Provider] [Acquired Fund]) upon first reference to such Acquired Fund, and by its legal name or its ticker symbol for subsequent references; and
ii.
Include the following notice within reasonable proximity to the first reference to such Acquired Fund, as applicable:
[Acquired Fund Sponsor/Adviser] is a registered trademark of [Acquired Fund Sponsor/Adviser] or its subsidiaries (“[Acquired Fund Sponsor/Adviser]”). Neither [Acquired Fund Sponsor/Adviser] nor the [Acquired Fund Sponsor/Adviser] Funds make any representations regarding the advisability of investing in [Acquiring Fund].
[Index Provider] is a registered trademark of [Index Provider] or its subsidiaries (“[Index Provider]”). [Index Provider] does not make any representations regarding the advisability of investing in [Name of Acquiring Fund].
(b)
No Acquiring Fund shall use the name or any tradename, trademark, service mark, symbol or any abbreviation, contraction or simulation thereof of the Acquired Fund, [Acquired Fund Sponsor/Adviser] or any of their affiliates in its shareholder communications, advertising, sales literature and similar communications (other than a prospectus, statement of additional information, fact sheet or similar disclosure document, or shareholder report) unless it first receives prior written approval (including approval through written electronic communications) of the Acquired Fund or [Acquired Fund Sponsor/Adviser]. Additionally, no Acquiring Fund shall use any logo of the Acquired Fund or of [Acquired Fund Sponsor/Adviser] without entering into a separate trademark license agreement with [Acquired Fund Sponsor/Adviser].

(c)
No Acquired Fund shall use the name or any tradename, trademark, service mark, symbol or any abbreviation, contraction or simulation thereof of the Acquiring Fund, [Acquiring Fund Sponsor/Adviser] or any of their affiliates in its shareholder communications, advertising, sales literature and similar communications (other than a prospectus, statement of additional information, fact sheet or similar disclosure document, or shareholder report) unless it first receives prior written approval (including approval through written electronic communications) of the Acquiring Fund or [Acquiring Fund Sponsor/Adviser]. Additionally, no Acquired Fund shall use any logo of the Acquiring Fund or [Acquiring Fund Sponsor/Adviser] without entering into a separate trademark license agreement with [Acquiring Fund Sponsor/Adviser].
6.
Notices.
All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below. Either party may notify the other in writing of any changes to these notice provisions.
If to the Acquiring Funds:	If to the Acquired Funds:
[Acquiring Fund Contact]	[Acquired Fund Contact]
7.
Additional Acquiring Funds.
In the event that an Acquiring Fund wishes to include one or more series in addition to those originally set forth on Schedule A, the Acquiring Fund shall so notify the Acquired Fund in writing, and if the Acquired Fund agrees in writing, such series shall hereunder become an Acquiring Fund, and Schedule A shall be amended accordingly.
8.
Governing Law; Counterparts.
(a)
This Agreement will be governed by Delaware law without regard to choice of law principles.
(b)
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronic copy of a signature received in Portable Document Format (PDF) or a copy of a signature received via a fax machine shall be deemed to be of the same force and effect as an original signature on an original executed document.
9.
Term and Termination; Assignment; Amendment.
(a)
This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 9(b).
(b)
This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)
This Agreement may not be assigned by either party without the prior written consent of the other.
(d)
Other than as set forth in Section 7 above, this Agreement may be amended only by a writing that is signed by each affected party.
(e)
In the case of a [Registrant] that is a Massachusetts business trust or series thereof, a copy of its Declaration of Trust is on file with The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of such fund shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of such fund. For the avoidance of doubt, no director, trustee, officer, employee, agent, employee or shareholder of any other fund shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the applicable series of each such fund.
10.
Termination of Prior Agreements.
The execution of this Agreement shall be deemed to constitute the termination as of the Effective Date of any and all prior agreements between an Acquiring Fund and an Acquired Fund that relates to the investment by any Acquiring Fund in any Acquired Fund in reliance on a participation agreement, exemptive order or other arrangement among the parties intended to achieve compliance with Section 12(d)(1) of the 1940 Act (the “Prior Section 12 Agreements”). The parties hereby waive any notice provisions, conditions to termination, or matters otherwise required to terminate such Prior Section 12 Agreements.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[Acquired Fund]
Name of Authorized Signer	Print	Signature
Title:

[Acquiring Fund]
Name of Authorized Signer	Print	Signature
Title:

SCHEDULE A
Acquiring Funds
Registrant: [ ]
Series: [ ]

A-1

SCHEDULE B
Acquired Funds
Registrant: [ ]
Series: [ ]

This Schedule B shall be promptly amended to exclude any Acquired Fund that is at the time included on the list of funds that are not permissible as Acquired Funds (the “Ineligible Funds”) and shall be promptly supplemented to include Acquired Funds that are subject to certain additional terms of investment as set forth in the Agreement (the “Enumerated Funds”), along with related requirements (the “12d1-4 List”), all such additional terms and requirements being deemed incorporated by reference into the Agreement, which is maintained separately, as such 12d1-4 List is amended, supplemented or revised and in effect from time to time.

B-1

Rule 12d1-4 List
[effective date]

This document sets forth (1) the Enumerated Funds which require advance notification to the Acquired Fund’s investment adviser of redemptions to the extent an Investing Fund redeems more than 5% of the Enumerated Fund’s net asset value within a period of 5 business days and (2) the Ineligible Funds which Investing Funds may not rely on the Agreement to acquire in excess of the limits of Section 12(d)(1)(A) of the 1940 Act.
The information provided below will be updated by the Acquired Fund’s investment adviser periodically, and distributed to the Acquiring Fund’s investment adviser.

Enumerated Funds

Ineligible Funds

2